Amendment dated as of: May 18, 2026

Schedule A

Amended as of May 18, 2026

to the

Amended and Restated Expense Limitation Agreement

Dated May 20, 2025

Fund Name	Class of Shares	Maximum Operating Expense Limit1	Expiration Date of Limit2
Stewart Investors Global Emerging Markets Leaders Fund	Select	0.80%	December 4, 2026
Stewart Investors Global Emerging Markets Leaders Fund	Investor	0.80%	December 4, 2026
First Sentier American Listed Infrastructure Fund	Class I	0.75%	July 29, 2027
First Sentier Global Listed Infrastructure Fund	Class I	0.75%	July 29, 2027

DATUM ONE SERIES TRUST	FIRST SENTIER INVESTORS (US) LLC
By: /s/ Barbara J. Nelligan	By: /s/ Bachar Beiani
Name: Barbara J. Nelligan	Name: Bachar Beiani
Title: President	Title: Managing Director, Americas

1 Expressed as a percentage of a Fund’s average daily net assets.

2 The expense cap shall continue in effect thereafter for additional one year periods so long as such continuation is approved at least annually by First Sentier Investors (US) LLC and the Board of Trustees of the Trust.